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                                                                    EXHIBIT 99.1

To the Board of Directors and Stockholders of Resource Bancshares Mortgage Group, Inc.


In our opinion, the consolidated balance sheet as of December 31, 1999 and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the two years in the period ended December 31, 1999 (appearing on pages 32 through 55 of the Resource Bancshares Mortgage Group, Inc. 2000 Annual Report to Shareholders which has been incorporated by reference in this Form 10-K) present fairly, in all material respects, the financial position, results of operations and cash flows of Resource Bancshares Mortgage Group, Inc. and its subsidiaries at December 31, 1999 and for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of Resource Bancshares Mortgage Group, Inc. for any period subsequent to December 31, 1999.



PricewaterhouseCoopers LLP
Columbia, South Carolina

February 7, 2000, except as to the second paragraph of Note 21, for which the date is June 30, 2000